                                                           Exhibit 2.1




                                  Natrol, Inc.


                       ---------------------------------

                                 STOCK PURCHASE
                           AND SHAREHOLDERS AGREEMENT

                       ---------------------------------



                            As of September 30, 1996

                                 Natrol, Inc.
                                Stock Purchase
                          and Shareholders Agreement
                           As of September 30, 1996




                                                                          Page
SECTION 1.    PURCHASE AND SALE OF SHARES....................................2
      1.1     Description of Securities......................................2
      1.2     Sale and Purchase..............................................2
      1.3     Closing........................................................2

SECTION 2.    REPRESENTATIONS AND WARRANTIES.................................3
      2.1     Organization and Corporate Power...............................3
      2.2     Authorization and Non-Contravention............................3
      2.3     Capitalization.................................................4
      2.4     Subsidiaries; Investments......................................5
      2.5     Financial Statements and Matters...............................5
      2.6     Absence of Undisclosed Liabilities.............................5
      2.7     Absence of Certain Developments................................6
      2.8     Ordinary Course................................................6
      2.9     Inventories....................................................6
      2.10    Accounts Receivable............................................6
      2.11    Title to Properties............................................7
      2.12    Tax Matters....................................................7
      2.13    Certain Contracts and Arrangements.............................8
      2.14    Intellectual Property Rights...................................9
      2.15    Litigation....................................................10
      2.16    Employee Benefit Plans........................................10
      2.17    Labor Laws....................................................11
      2.18    List of Certain Employees and Suppliers.......................11
      2.19    Hazardous Waste, Etc..........................................11
      2.20    Business; Compliance with Laws................................11
      2.21    Investment Banking; Brokerage.................................12
      2.22    Insurance.....................................................12
      2.23    Transactions with Affiliates..................................12
      2.24    Customers and Distributors....................................12
      2.25    Disclosure....................................................12

SECTION 2A.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...............13

                                       (i)


SECTION 3.    CONDITIONS OF PURCHASE........................................14
      3.1     Satisfaction of Conditions....................................14
      3.2     Director Election.............................................14
      3.3     Opinion of Counsel............................................14
      3.4     Authorization.................................................14
      3.5     All Proceedings Satisfactory..................................15
      3.6     Investors' Fees...............................................15
      3.7     No Violation or Injunction....................................15
      3.8     Consents and Waivers..........................................15
      3.9     Distribution..................................................15

SECTION 4.    COVENANTS.....................................................15
      4.1     Financial Statements and Budgetary Information; Inspection....15
      4.2     Indemnification...............................................16
      4.3     Key Person Insurance..........................................16
      4.4     Board of Directors............................................16
      4.5     Stock Options.................................................16
      4.6     Intellectual Property.  ......................................17
      4.7     Reorganization................................................17
      4.8     Stock Option Plan.............................................17
      4.9     Distribution..................................................17

SECTION 5.    CO-SALE RIGHT.................................................18
      5.1     General Restriction...........................................18
      5.2     Co-Sale Procedure.............................................18
      5.3     Assignment....................................................20

SECTION 6.    RIGHTS TO PURCHASE............................................20
      6.1     Right to Participate in Certain Sales of Additional
              Securities....................................................20
      6.2     Assignment of Rights..........................................21

SECTION 7.    REGISTRATION RIGHTS...........................................21
      7.1     Optional Registrations........................................21
      7.2     Required Registrations........................................22
      7.3     Registrable Securities........................................23
      7.4     Further Obligations of the Company............................23
      7.5     Indemnification; Contribution.................................25
      7.6     Rule 144 and Rule 144A Requirements...........................27
      7.7     Transfer of Registration Rights...............................27

SECTION 8     GENERAL.......................................................28
      8.1     Amendments, Waivers and Consents..............................28
      8.2     Indemnification from the Company..............................28


                                      (ii)



      8.3     Survival of Representations; Warranties and Covenants;
              Assignability of Rights.......................................30
      8.4     Legend on Securities..........................................30
      8.5     Governing Law.................................................31
      8.6     Section Headings and Gender...................................31
      8.7     Counterparts..................................................31
      8.8     Notices and Demands...........................................31
      8.9     Remedies; Severability........................................32
      8.10    Integration...................................................32



                                      (iii)

                                STOCK PURCHASE
                          AND SHAREHOLDERS AGREEMENT

      STOCK PURCHASE AND SHAREHOLDERS AGREEMENT made as of this 30th day of September, 1996, by and among Natrol, Inc., a California corporation (together with any predecessor thereto, the "Company"), Mr. Elliott Balbert and Ms. Cheryl Balbert (the "Balberts") and Norman Kahn ("Kahn" and collectively with the Balberts, the "Shareholders") and the investment partnerships named in Exhibit A hereto (collectively the "Investors," and each individually an "Investor").

      WHEREAS, all of the outstanding shares of the Company's capital stock prior to the date hereof are owned by the Shareholders; and

      WHEREAS, the outstanding capital stock of the Company consists of 702,778 shares of Common Stock, par value $.01 per share ("Common Stock"), and 250,781 shares of Convertible Participating Stock, par value $.01 per share ("Convertible Stock"), as a result of a recapitalization of the Company effective as of September 30, 1996 (the "Recapitalization"); and

      WHEREAS, each of the Investors desires to purchase and each Shareholder desires to sell the number of shares of Convertible Stock set forth opposite the name of such Investor in Exhibit A hereto, representing an aggregate sale of 250,781 shares of Convertible Stock for the aggregate purchase price of $11,145,822.37; and

      WHEREAS, in connection with the above-described stock purchase, each of the Investors desires to purchase, and the Company desires to issue and sell the number of shares of Convertible Stock set forth opposite the name of such Investor in Exhibit A hereto, and to grant the Investors the rights set forth herein, representing an aggregate issuance of 19,219 shares of Convertible Stock for an aggregate purchase price of $854,177.63; and

      WHEREAS, immediately prior to the Closing (as hereafter defined) the Company will make dividend payments on the outstanding shares of Common Stock in an aggregate amount of $2,000,000 in cash; and

      WHEREAS, concurrently with the Closing the Company will repurchase 22,778 shares of Common Stock from Kahn for the purchase price of $37.50 per share or an aggregate purchase price of $854,175; and

      WHEREAS, the parties hereto desire to set forth the terms of their ongoing relationship in connection with the Company.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES

      1.1 Description of Securities. The Company's authorized capital stock consists of the Common Stock, the Convertible Stock, which is convertible into Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"), and Redeemable Preferred Stock. The Convertible Stock and the Redeemable Preferred Stock have the rights, preferences and other terms set forth in Exhibit C. All of the outstanding equity securities of the Company prior to the transactions contemplated by this Agreement are owned beneficially and of record by the Shareholders. For purposes of this Agreement, the shares of Convertible Stock to be acquired by the Investors from the Shareholders and the Company hereunder are referred to as the "Convertible Shares," the shares of Redeemable Preferred Stock and Common Stock issuable upon conversion of the Convertible Stock are referred to as the "Conversion Securities," and the Convertible Shares and the Conversion Securities are sometimes referred to herein as the "Securities."

      1.2 Sale and Purchase. Upon the terms and subject to the conditions herein, and, in the case of the purchases of Convertible Stock by the Investors, in reliance on the representations and warranties set forth in Section 2, (a) each Investor will purchase and acquire from the Shareholders as listed on Exhibit A hereto, and the Shareholders will sell to each of the Investors, at the Closing, the number of shares of Convertible Stock set forth opposite the name of such Investor in Exhibit A hereto for the purchase price of $44.444445 per share, or an aggregate of 250,781 shares for an aggregate purchase price of $11,145,822.37; (b) each Investor will purchase from the Company, and the Company will issue and sell to each of the Investors, at the Closing, the number of shares of Convertible Stock set forth opposite the name of such Investor in Exhibit A for the purchase price of $44.444445 per share, or an aggregate of 19,219 shares of Convertible Stock for an aggregate purchase price of $854,177.63 and the Company hereby grants the Investors the rights set forth herein; and (c) the Company will redeem 22,778 shares of Common Stock from Kahn for the purchase price of $37.50 per share, or an aggregate of $854,175. Each of the parties hereto, including the Shareholders, hereby agrees and consents to terms of this Agreement, including the Company's grant of the rights set forth herein to the Investors and the dividend and redemption payments set forth in
Section 1.2 and 3.9. All purchase payments hereunder shall be made by wire transfer of next day available funds.

      1.3 Closing. The closing of the purchases and sales of the Convertible Shares (the "Closing") shall take place at 10:00 a.m., on September 30, 1996 (the "Closing Date").

SECTION 2. REPRESENTATIONS AND WARRANTIES

      In order to induce the Investors to enter into this Agreement, the Company, and with respect to Section 2.2(b) below, each Shareholder, severally as to themselves or himself, represents and warrants to each of the Investors the following, unless otherwise set forth in the General Disclosure Schedule, attached hereto:

      2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its assets, liabilities, condition (financial or other), business, results of operations or prospects. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. The copies of the Amended and Restated Articles of Incorporation and Bylaws of the Company, as amended to date, which have been furnished to the Investors by the Company, are correct and complete at the date hereof (the "Articles of Incorporation" and the "Bylaws," respectively). The Company is not in violation of any term of its Articles of Incorporation or By-laws.

      2.2 Authorization and Non-Contravention.

              (a) The execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby and the issuance and delivery of
(i) the Convertible Shares, and (ii) upon the conversion of the Convertible Shares, the Conversion Shares, have been duly authorized by all necessary corporate and other action of the Company. This Agreement and all documents executed by the Company pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms. The Recapitalization, the execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby and the issuance and delivery of (i) the Convertible Shares and (ii) upon the conversion of the Convertible Shares, the Conversion Shares, do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company or any Shareholder is a party or by which it or any Shareholder, or its or any Shareholder's assets are bound, or any provision of the Articles of Incorporation or By-laws of the Company, or cause the creation of any encumbrance upon any of the assets of the Company or any Shareholder; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or any Shareholder; (C) require from the Company or any Shareholder any notice to, declaration or filing with, or consent or approval of any governmental authority or third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound.

              (b) Each Shareholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Shareholder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Shareholder pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Shareholder enforceable in accordance with their respective terms. The execution, delivery and performance by such Shareholder of this Agreement and each such other agreement, document and instrument, and the performance by such Shareholder of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which such Shareholder is a party or by which he or his assets are bound, or any provision of the Articles of Incorporation or By-laws of the Company, or cause the creation of any encumbrance upon any of the assets of such Shareholder; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company or such Shareholder; (C) require from such Shareholder any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Shareholder is a party or by which the Shareholder is bound.

      2.3 Capitalization. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of 1,055,000 shares of Common Stock, of which 680,000 shares will be issued and outstanding, 270,000 shares of Convertible Stock, of which 270,000 shares will be issued and outstanding, and 135,000 shares of Redeemable Preferred Stock, of which no shares will be issued and outstanding. In addition, the Company has authorized and reserved for issuance upon conversion of the Convertible Shares 270,000 shares of Common Stock and 135,000 shares of Redeemable Preferred Stock and has reserved for issuance upon exercise of options under the Company's 1996 Stock Option Plan to be adopted hereafter (the "Plan") 105,000 shares of Common Stock (subject in each case to adjustments for stock splits, stock dividends and the like). Except for the options for 105,000 shares of Common Stock and the Conversion Shares, the Company has not issued or agreed to issue and is not obligated to issue any outstanding warrants, options or other rights to purchase or acquire any shares of its capital stock, nor any outstanding securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company (including without limitation the Convertible Shares) will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Shares issuable upon conversion of the Convertible Shares will upon issuance be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with federal and state securities laws. The relative rights, preferences and other provisions relating to the Convertible Shares and the Redeemable Preferred Stock are as set forth in Exhibit C attached hereto. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, other than rights to which the Investors are entitled as set forth in this Agreement and the Articles of Incorporation. Other than the rights set forth herein, there are no rights to have the Company's capital stock registered for sale to the public under the laws of any jurisdiction, no agreements relating to the voting of the Company's voting securities, and no restrictions on the transfer of the Company's capital stock. After giving effect to the transactions contemplated hereby, the outstanding shares of the Company's capital stock are held beneficially and of record by the persons identified in Schedule 2.3 in the amounts indicated thereon.

      2.4 Subsidiaries; Investments. The Company has no subsidiaries or intentions to invest in corporations, joint ventures, partnerships or other entities.

      2.5 Financial Statements and Matters.

              (a) The Company has previously furnished to the Investors copies of its audited financial statements for the fiscal years ended June 30, 1995 and 1996 and unaudited financial statements for the year ended June 30, 1994. Such financial statements referred to in Section 2.5(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of the Company and fairly and accurately present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein.

              (b) The projections which have been separately disclosed in writing to the Investors in the Company's Financial Plan from a computer run generated June 15, 1996 represent good faith estimates of the Company's performance for 1997 and future years based upon assumptions which are set forth therein and which were in good faith believed to be reasonable when made and continue to be reasonable as of the date hereof.

      2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the audited consolidated balance sheet of the Company at June 30, 1996 contained in the financial statements referred to in
Section 2.5(a) (the "Base Balance Sheet"), the Company, to the best of its knowledge, does not have and is not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise.

      2.7 Absence of Certain Developments. Since the date of the Base Balance Sheet, there has not been any: (i) material adverse change in the financial condition of the Company or in the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, except as provided in Sections 1.2, 3.9 and 4.9 (iii) waiver of any material right of the Company or cancellation of any material debt or claim held by the Company, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, properties, business or prospects of the Company, whether or not insured, (v) acquisition or disposition of any assets or other transaction by the Company other than in the ordinary course of business, (vi) transaction or agreement involving the Company and any officer, director, employee or shareholder of the Company, (vii) material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company or any establishment or creation of any material employment or severance agreement or employee benefit plan, (viii) material loss of personnel of the Company, material change in the terms and conditions of the employment of the Company's key personnel or any labor trouble involving the Company, (ix) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement, (x) material agreement with respect to the endorsement of the Company's products, (xi) loss or any development that could result in a loss of any significant customer, account or employee of the Company, (xii) incurrence of material indebtedness or lien, (xiii) transaction not occurring in the ordinary course of business, or (xiv) any agreement with respect to any of the foregoing actions.

      2.8 Ordinary Course. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistent with its prior practices.

      2.9 Inventories. All of the Company's inventory items are of a quality and quantity salable in the ordinary course of its business and the Company maintains adequate inventory reserves. The inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company and are based on and consistent with the Company's inventory records, and in the reasonable judgment of the Company are properly valued. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business, on the whole, at profit margins consistent with the Company's experience in prior years.

      2.10 Accounts Receivable. All of the accounts receivable of the Company, whether shown or reflected on the Base Balance Sheet or otherwise, represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims, are subject to no known set-offs or counterclaims, and are, in the reasonable judgment of the Company, fully collectible in the normal course of business after deducting the reserve set forth in the Base Balance Sheet and adjusted since that date, which reserve is a reasonable estimate of the Company's uncollectible accounts.

      2.11 Title to Properties. Schedule 2.11 sets forth the addresses and uses of all real property that the Company owns, leases or subleases. The Company has good, valid and (if applicable) marketable title (or valid leasehold interest) to all of its assets including without limitation all rights to the manufacturing facility located in Chatsworth, California and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all liens, claims or encumbrances of any nature, except as set forth in Schedule
2.11 and except as incurred in the ordinary course of business, the existence of which does not and will not impair or interfere with the conduct of the Company's business. All equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. To its actual knowledge, the Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company, nor has it received any notice of any such violation. There are no defaults by the Company or to the best knowledge of the Company, by any other party, which might curtail in any material respect the present use of the Company's property. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.11.

      2.12 Tax Matters. The Company has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company and has paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.5 above or which will not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of the Company, and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company. With regard to the federal income tax returns of the Company, the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service, except as set forth in Schedule
2.12. There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by the Company for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company is and has been since July 1, 1996 a "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended, and California Revenue and Taxation Code Section 23,800 et seq.

      2.13 Certain Contracts and Arrangements. Except as set forth in Schedule
2.13 hereto (with true and correct copies delivered to the Investors), the Company is not a party or subject to or bound by:

              (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

              (b) any contract, lease or agreement creating any obligation of the Company to pay to any third party $50,000 or more with respect to any single such contract or agreement;

              (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $100,000;

              (d) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any person or entity;

              (e) any material license agreement (as licensor or licensee);

              (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $100,000;

              (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $100,000 or any pledge or security arrangement;

              (h) any material joint venture, partnership, manufacturing, development or supply agreement;

              (i) any material endorsement or any other material advertising, promotional or marketing agreement;

              (j) any material employment contracts, or material agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons;

              (k) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including without limitation any agreement with any shareholder of the Company which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

              (l) any pension, profit sharing, retirement or stock options plans;

              (m) any royalty, dividend or similar arrangement based on the sales volume of the Company;

              (n) any acquisition, merger or similar agreement;

              (o) any material contract with a governmental body under which the Company may have an obligation for renegotiation;

              (p) any agreement with any shareholder of the Company or any affiliate of any shareholder; or

              (q) any other material contract not executed in the ordinary course of business.

      All of the Company's contracts and commitments are in full force and effect and neither the Company, nor, to the knowledge of the Company, any other party is in default thereunder (nor, to the knowledge of the Company, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company, and the Company has not received notice of any alleged default under any such contract, agreement, understanding or commitment.

      2.14 Intellectual Property Rights. Except as set forth in Schedule 2.14:

              (a) The Company has exclusive ownership of, with the exclusive right to use, sell, license, dispose of, and bring actions for infringement of, the tradename and trademark "Natrol." To its actual knowledge, the Company has exclusive ownership of or an enforceable right to use and bring actions for infringement in connection with all Intellectual Property Rights (as hereinafter defined) used to the conduct its business as presently conducted, including without limitation all rights to the product name "Kavatrol" (collectively with the Company rights described in the previous sentence, the "Company Rights");

              (b) The use of the tradename "Natrol" and the trademark "Natrol" and, to the Company's actual knowledge, the business of the Company as presently conducted and the manufacturing and marketing of the products of the Company, do not violate any agreements which the Company has with any third party or infringe any patent, trademark, copyright or trade secret or, any other Intellectual Property Rights of any third party;

              (c) No claim is pending or, to the best knowledge of the Company, threatened against the Company nor has the Company received any notice or claim from any person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and the Company is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property Rights.

      As used herein, the term "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, all of the registered rights set forth on Schedule 2.14 and all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records. Schedule 2.14 contains a list and brief description of all Intellectual Property Rights owned by or registered in the name of the Company or of which the Company is the licensor or a licensee of a material right or in which the Company has any material right.

      2.15 Litigation. Except as set forth in Schedule 2.15, there is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or affecting any of its properties or assets or against any officer, director or key employee of the Company in his or her capacity as an officer, director or employee of the Company, which litigation, proceeding or investigation is reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby; nor to the best knowledge of the Company has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced.

      2.16 Employee Benefit Plans. The Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified in Schedule 2.16. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law. Except as set forth in Schedule 2.16, the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees.

      2.17 Labor Laws. The Company employs 88 employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. To its actual knowledge, except as set forth in Schedule 2.17, the Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or, to the best knowledge of the Company, threatened against or involving the Company.

      2.18 List of Certain Employees and Suppliers. Schedule 2.18(a) contains a list of all managers, employees and consultants of the Company who, individually, have received compensation from the Company for the fiscal years of the Company ended June 30, 1995 or June 30, 1996 in excess of $75,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Schedule 2.18(b) sets forth a list of all suppliers of the Company to whom during the fiscal years ended June 30, 1995 and June 30, 1996 the Company made payments aggregating $200,000 or more, showing, with respect to each, the name, address and dollar volume involved. To the actual knowledge of the Company, no supplier has any plan or intention to terminate or reduce its business with the Company or to materially and adversely modify its relationship with the Company.

      2.19 Hazardous Waste, Etc. To the actual knowledge of the Company, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

      2.20 Business; Compliance with Laws. The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted. The Company is, and for the past five (5) years has been, in compliance in all material respects with all laws and regulations administered by or promulgated by the Federal Trade Commission and/or the Food and Drug Administration and, to the actual knowledge of the Company, the Company, is and for the past five (5) years has been in compliance with all other federal, state, local and foreign laws and regulations.

      2.21 Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

      2.22 Insurance. The Company has fire, casualty, product liability and business interruption and other insurance policies, with extended coverage, which the Company believes are sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which the Company may reasonably become subject, subject to the limitations set forth in Schedule 2.22. To the Company's actual knowledge, there is no default or event which could give rise to a default under any such policy.

      2.23 Transactions with Affiliates. There are no loans, leases, contracts or other transactions between the Company and any officer, director or five percent (5%) shareholder of the Company or any family member or affiliate of the foregoing persons.

      2.24 Customers and Distributors. Schedule 2.24 sets forth each representative and distributor of the Company at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, distributor and/or broker of the Company who accounted for more than 5% of the sales of the Company for the twelve (12) months ended June 30, 1995 and June 30, 1996 (collectively, the "Customers, Distributors and Brokers"). The relationships of the Company with its Customers, Distributors, and Brokers are generally good commercial working relationships. Except as set forth in Schedule 2.24, no Customer, Distributor or Broker of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchases of the services or products of the Company. No Customer, Distributor or Broker has, to the actual knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

      2.25 Disclosure. The representations and warranties made or contained in this Agreement and the schedules hereto when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered. To the best knowledge of the Company, there have been no events or transactions, or information which has come to the attention of the management of the Company, having a direct impact on the Company or its assets, liabilities, financial condition, business, results of operations or prospects which, in the reasonable judgment of such management, could be expected to have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of the Company.

SECTION 2A. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

              (a) Each Investor represents to the Company and the Shareholders that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Each Investor represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor represents to the Company and the Shareholders that it is purchasing the Convertible Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Such Investor acknowledges that its respective Convertible Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

              (b) Each Investor has full right, authority and power under its governing partnership agreement to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Investor pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under such Investor's governing partnership agreement. This Agreement and each agreement, document and instrument executed and delivered by each Investor pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each of the Investors enforceable in accordance with their respective terms. The execution, delivery and performance by each Investor of this Agreement and each such other agreement, document and instrument, and the performance of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which any Investor is a party or by which it or its assets are bound, or cause the creation of any encumbrance upon any of the assets of any Investor; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to such Investor; (C) require from such Investor any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which any Investor is a party or by which such Investor is bound.

              (c) Each Investor represents that there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Investor.

SECTION 3. CONDITIONS OF PURCHASE

      Each of the Investors' obligation to purchase and pay for the Convertible Shares to be purchased by it shall be subject to compliance by the Company and the Shareholders with their agreements herein contained and to the fulfillment to the Investors' satisfaction, or the waiver by the Investors, on or before and at the Closing Date of the following conditions:

      3.1 Satisfaction of Conditions. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date; each of the conditions specified in this
Section 3 shall have been satisfied or waived in writing by the Investors; there shall have been no material change with respect to the Company's business; and, on the Closing Date, certificates to such effect executed by the President and Chief Financial Officer of the Company shall have been delivered to the Investors.

      3.2 Director Election. P. Andrews McLane, as the nominee of the Investors, shall have been elected as a director of the Company (together with any subsequent nominee of the Investors, the "Investors' Nominee") and the Company shall have entered into an Indemnification Agreement with the Investors' Nominee in the form attached hereto as Exhibit D.

      3.3 Opinion of Counsel. The Investors shall have received from counsel for the Company, Kindel & Anderson L.L.P., an opinion dated as of the Closing Date substantially in the form attached hereto as Exhibit E.

      3.4 Authorization. The Board of Directors of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof and to cause the Articles of Incorporation establishing the Convertible Shares substantially in the form attached hereto as Exhibit C to become effective; and the Investors shall have received a certificate of the Secretary of the Company setting forth a copy of the resolution and the Articles of Incorporation and By-laws of the Company and such other matters as may be reasonably requested by the Investors.

      3.5 All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors.

      3.6 Investors' Fees. The Company shall have paid on behalf of the Investors all legal fees and related expenses incurred by the Investors in connection with the transactions contemplated by this Agreement in an amount not to exceed $50,000.

      3.7 No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

      3.8 Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue and sell the securities to be sold to the Investors hereunder and to carry out the transactions contemplated hereby and thereby and shall have delivered evidence thereof to the Investors. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

      3.9 Distribution. The Company shall have made dividend payments in an aggregate amount of $2,000,000 in cash, and evidence thereof shall have been delivered to the Investors.

SECTION 4. COVENANTS

      The Company agrees for the benefit of the Investors that it shall comply with the following covenants, provided that the covenants set forth in Sections 4.1, 4.3, 4.4, 4.5 and 4.6 shall terminate upon the earlier of (a) the closing of the Company's first Qualified Public Offering or (b) the time the Investors no longer hold any of the Convertible Stock and the Redeemable Preferred Stock, except as may be agreed to in writing by two-thirds in interest of the Investors. A "Qualified Public Offering" shall have the meaning provided in the Articles of Incorporation attached hereto as Exhibit C.

      4.1 Financial Statements and Budgetary Information; Inspection. So long as the Investors hold at least 25,000 Convertible Shares and/or shares of Common Stock (subject to adjustments for stock splits, stock dividends and the like), the Investors shall have the rights, and the Company shall have the obligations, set forth in this Section 4.1. The Company will deliver to TA Associates, Inc. as representative of the Investors internally prepared unaudited monthly and quarterly financial statements and audited annual financial statements, as well as annual budgetary information. The monthly and quarterly financial information will be provided within 30 days after the end of each month and quarter. The annual budgetary information will be presented at a Board of Directors' meeting at least one month prior to each fiscal year-end of the Company. An annual audit by an accounting firm of national recognition selected by the Board of Directors will be provided within 90 days after each fiscal year-end of the Company.

              The Company will, upon reasonable prior notice to the Company, permit authorized representatives of TA Associates, Inc. as representative of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

      4.2 Indemnification. For so long as any of the Securities remains outstanding, the Articles of Incorporation or By-laws of the Company will at all times during which any nominee of any of the Investors serves as director of the Company provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law.

      4.3 Key Person Insurance. The Company will use its best efforts to promptly increase the coverage under the existing "key person" term life insurance policy on the life of Elliott Balbert from $500,000 to $2,000,000, provided such an increase can be obtained at a commercially reasonable cost to the Company. The Company hereby agrees that such policy shall not be assigned, borrowed against or pledged.

      4.4 Board of Directors. The Company shall cause meetings of its Board of Directors to be held at least four (4) times each year at intervals of not more than four (4) months and shall pay all reasonable out-of-pocket expenses incurred by the Investors' Nominee in connection with attending meetings or other functions of the Company's Board of Directors or any committees thereof and shall pay the Investor's Nominee fees in an amount equal to any fees that are paid to the other non-management directors of the Company.

      4.5 Stock Options. The Company will not issue stock or grant stock options, warrants, other rights to purchase stock, phantom stock rights or other equity interests or quasi-equity interests in the Company to employees, officers, directors, advisers or consultants except for the issuance of stock options for up to 105,000 shares of Common Stock (subject to adjustments for stock splits, stock dividends and the like) pursuant to and in accordance with the terms of the Plan.

      4.6 Intellectual Property. The Company will take all commercially reasonable steps required to establish and preserve its ownership of all of the Company Rights. The Company will use its best efforts to cause each current employee of the Company, and each of the Company's consultants and independent contractors involved in development of any of the Company Rights, to execute an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company. The Company will diligently enforce its rights under such agreements with such employees, consultants or independent contractors.

      4.7 Reorganization. Promptly, and in any case within 90 days following the Closing, the Company agrees, and each of the Shareholders agrees to take all action necessary, to reorganize under the laws of Delaware pursuant to a Certificate of Incorporation in the form attached hereto as Exhibit F and otherwise on the basis that all rights and obligations embodied herein shall be substantially identical.

      4.8 Stock Option Plan. Promptly after the Closing Date, the Company shall establish the Plan, subject to the consent of the Investors, which consent shall not be unreasonably withheld, pursuant to which options may be granted to employees, officers, directors, advisers and consultants at prices determined in good faith by the Board of Directors or a committee thereof, as applicable, and otherwise on such terms as the Board of Directors or a committee thereof, as applicable, shall determine.

      4.9 Distribution. Within 90 days after the Closing Date, the Company shall determine (i) the aggregate amount of its taxable income (the "Taxable Income") for the period beginning July 1, 1996 and ending on the effective date of the Reorganization and (ii) the federal and California state tax owed by each Shareholder relative to the Taxable Income (the "Additional Amount"). The Company shall promptly pay to each Shareholder the Additional Amount as evidenced by certain promissory notes and notify the Investors of such payment. A representative of the Investors shall have the right to review the calculaton of the Taxable Income and the Additional Amount. In the event, the Investors and the Company disagree over the calculation of the Taxable Income and the payment of the Additional Amount, such Additional Amount shall be conclusively settled by an independent accounting firm chosen by the Company and the Investors.

SECTION 5. CO-SALE RIGHT

      Notwithstanding anything herein to the contrary, the following provisions of this Section 5 shall terminate immediately prior to the closing of a Qualified Public Offering and shall not apply with respect to any Qualified Public Offering. For the purposes of this Section 5, all references to the "Balberts" shall include either Balbert transferring shares of the Company's capital stock.

      5.1 General Restriction.

              (a) The Balberts agree that neither of them nor any of their permitted transferees as contemplated by Section 5.1(b) below will directly or indirectly offer, transfer, donate, sell, assign, pledge, hypothecate or otherwise dispose of (any such action a "Transfer") all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by any of them, except in bona fide sales to third parties for value following compliance with Section 5.2 or to permitted transferees as permitted by Section 5.1(b) (hereinafter "Permitted Transfers").

              (b) Permitted Transfers by the Balberts shall include Transfers
(i) to either spouse or their children (including adopted children), to a trust of which either is the settlor or a trustee for the benefit of either spouse or their children (including adopted children) or to charitable institutions and
(ii) transfers upon either Balbert's death to such Balbert's heirs, executors or administrators or to a trust under his or her will or to his or her guardian or conservator; provided that in any such case the transferee shall have entered into an enforceable written agreement providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Balberts. Anything to the contrary in this Agreement notwithstanding, transferees permitted by this Section 5.1(b) shall take any shares so Transferred subject to all obligations under this Agreement as if such shares were still held by the Balberts whether or not they so expressly agree.

      5.2 Co-Sale Procedure. (a) In the event the Balberts and/or any permitted transferee under Section 5.1(b) proposes to sell any shares of the Company's capital stock, the Balberts may transfer the shares subject thereto only following compliance with this Section 5.2. In such event, the Balberts shall give prompt written notice of the proposed sale to the Investors, which shall identify the proposed transferee, the number of shares proposed to be sold and the terms of the proposed transaction (the "Co-Sale Notice"). Each of the Investors thereupon shall have the right, exercisable upon written notice to the Balberts and any such permitted transferee within 20 days after delivery to it of the Co-Sale Notice (the "Co-Sale Notice Period"), to participate in the sale on the terms and conditions stated in the Co-Sale Notice, except that any Investor who holds Convertible Shares shall be permitted to sell to the relevant purchaser shares of Common Stock acquired upon conversion thereof or, at its election, either (i) an option to acquire such Common Stock when it receives the same upon such conversion at the election of such Investor or as otherwise provided in the Company's Articles of Incorporation with the same effect as if Common Stock were being conveyed, or (ii) shares of Convertible Stock provided the acquiror pays the full liquidation preference of the shares being sold plus the relevant price per share for the underlying Common Stock. Each of the Investors shall have the right to sell all or any portion of its shares on the terms and conditions in the Co-Sale Notice (subject to the foregoing), with the maximum number of shares equal to the product obtained by multiplying the number of shares proposed to be sold by the Balberts and any permitted transferees as described in the Co-Sale Notice by a fraction, the numerator of which is the number of Convertible Shares or shares of Common Stock, as applicable, owned by such Investor on the date of the Co-Sale Notice, as the case may be, and the denominator of which is the sum of the number of shares of the Common Stock owned by the Balberts and all permitted transferees and the number of Convertible Shares or shares of Common Stock, as applicable, owned by all of the Investors (including all assignees of the Investors), as of the date of the Co-Sale Notice. To the extent one or more Investors elect not to sell the full amount of shares which they are entitled to sell pursuant to this Section 5.2(a), the other participating Investors' rights to sell shares shall be increased proportionately to their relative holdings of Securities, such that the Investors shall have the right to sell the full number of shares allocable to them in any transaction subject to this Section 5.2(a) even if some Investors elect not to participate. Within five days after the expiration of the Co-Sale Notice Period, the Balberts shall notify each participating Investor of the number of shares held by such Investor that will be included in the sale and the date on which the sale will be consummated, which shall be no later than the later of (i) 30 days after the delivery of the Co-Sale Notice and (ii) the satisfaction of all governmental approval requirements, if any. Each of the Investors may effect its participation in any sale hereunder by delivery to the purchaser, or to the Balberts for transfer to the purchaser, of one or more instruments, certificates and/or option agreements, properly endorsed for transfer, representing the shares it elects to sell therein, provided that no Investor shall be required to make any representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the stock being conveyed. At the time of consummation of the sale, the purchaser shall remit directly to each Investor that portion of the sale proceeds to which each Investor is entitled by reason of its participation therein. All costs and expenses in connection with any sales pursuant to this
Section 5.2 shall be paid for by the sellers of shares on a pro rata basis (based on participation rather than holdings) or otherwise as they may have agreed; provided, however, that all costs and expenses in connection with any sale pursuant to this Section 5.2 that relate specifically or incrementally to participation therein by a seller (including the fees and expenses of counsel to such selling Investor, if any) shall be paid for by such seller. No shares may be purchased by a purchaser from the Balberts or any permitted transferee unless the purchaser simultaneously purchases from the Investors all of the shares that they have elected to sell pursuant to this Section 5.2(a).

              (b) Any shares held by the Balberts or any permitted transferee that the Balberts or transferee desire to sell following compliance with Section 5.2(a) may be sold to the purchaser only during the 90-day period after the expiration of the Co-Sale Notice Period and only on terms no more favorable to the Balberts and such transferee than those contained in the Co-Sale Notice. Promptly after such sale, the Balberts shall notify the Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Investors. So long as the purchaser is neither a party, nor an affiliate or relative of a party, to this Agreement, such purchaser shall take the shares so Transferred free and clear of any further restrictions of this
Section 5. If, at the end of such 90-day period, the Balberts or transferee has not completed the sale of such shares as aforesaid, all the restrictions on Transfer contained in this Section 5 shall again be in effect with respect to such shares.

      5.3 Assignment. Each Investor shall have the right to assign its rights under this Section 5 in connection with any transaction or series of related transactions involving the transfer to one or more transferees of at least 25,000 shares of capital stock of the Company (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous transfers by two or more Investors), or to any fund managed by or associated with TA Associates, Inc. ("TA Funds"), and upon any such transfer such transferee or TA Fund thereupon shall be deemed an "Investor," as the case may be, for purposes of this Section 5.

SECTION 6. RIGHTS TO PURCHASE

      Notwithstanding anything herein to the contrary, the following provisions of this Section 6 shall terminate immediately prior to the closing of a Qualified Public Offering and shall not apply with respect to any Qualified Public Offering.

      6.1 Right to Participate in Certain Sales of Additional Securities. The Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company unless the Company first submits a written offer to the Investors identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Investor the opportunity to purchase its Pro Rata Share (as hereinafter defined) of the securities (subject to increase for over-allotment if some Investors do not fully exercise their rights) on terms and conditions, including price, not less favorable to the Investors than those on which the Company proposes to sell such securities to a third party or parties. Each Investor's "Pro Rata Share" of such securities shall be based on the ratio which the shares of the Securities owned by it bears to all the issued and outstanding shares of the Securities, Common Stock and Common Stock equivalents of the Company, calculated in each case on a fully-diluted basis giving effect to vested options as of the date of such written offer. The Company's offer to the Investors shall remain open and irrevocable for a period of 30 days, and Investors who elect to purchase shall have the first right to take up and purchase any shares or other securities which other Investors do not elect to purchase, based on the relative holdings of the electing Investors. Any securities so offered which are not purchased pursuant to such offer may be sold by the Company but only on the terms and conditions set forth in the initial offer to the Investors, at any time within 120 days following the termination of the above-referenced 30-day period but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 120-day period without renewed compliance with this Section 6.1.

      Notwithstanding the foregoing, the Company may (i) issue options for up to an aggregate 105,000 shares of Common Stock (subject to adjustments for stock splits, stock dividends and the like) pursuant to the terms of the Plan and may issue shares of its Common Stock upon the exercise of any such stock options, and (ii) issue Conversion Shares upon the conversion of the Convertible Shares.

      6.2 Assignment of Rights. Each Investor may assign its rights under this
Section 6 in connection with any transaction or series of related transactions involving the transfer to one or more transferees of at least 25,000 shares of capital stock of the Company (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous transfers by Investors), or to any TA Fund, and upon any such transfer such transferee or TA Fund shall be deemed an "Investor" for purposes of Sections 6.1 and 6.2 with the rights set forth in such Sections.

SECTION 7. REGISTRATION RIGHTS

      7.1 Optional Registrations. If at any time or times after the date hereof, the Company shall seek to register any shares of its capital stock or securities convertible into capital stock under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by shareholders of the Company (a "secondary offering"), or both), the Company will promptly give written notice thereof to each Investor (the "Holders," subject to Section 7.7) holding Registrable Securities as hereinafter defined in Section 7.3 below. If within 30 days after their receipt of such notice one or more Holders request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Holders may request in a writing delivered to the Company within 30 days after their receipt of the notice given by the Company. In the case of the registration of shares of capital stock by the Company in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, the Company shall not be required to register Registrable Securities of the Investors in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company; provided, however, that the number of shares of Registrable Securities of the Holders included in any such offering subsequent to the Company's first Qualified Public Offering shall in no event be less than twenty-five percent (25%) of the aggregate number of shares of capital stock to be registered, unless the aggregate number of shares of Registrable Securities the Holders requested in writing to be in such offering is less than twenty-five percent (25%) of the aggregate number of shares of capital stock to be registered. If any limitation of the number of shares of Registrable Securities to be registered by the Holders is required pursuant to this Section 7.1, the number of shares that may be included in the registration on behalf of the Holders shall be allocated among the Holders or the holders of any other registration rights in proportion, as nearly as practicable, to the respective holdings of Registrable Securities of all Holders requesting registration. The provisions of this Section will not apply to a registration effected solely to implement (i) an employee benefit plan, or (ii) a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "SEC"or the "Commission") under the Securities Act is applicable.

      7.2 Required Registrations. If at any time during the period beginning 90 days after the effective date of the Company's first registration statement under the Securities Act and ending five years thereafter, an Investor or Investors holding Registrable Securities notifies the Company in writing that they intend to offer or cause to be offered for public sale such portion of their Registrable Securities, (i) in the case of a proposed registration on Form S-1, as is anticipated to result in aggregate offering proceeds to such Investors, net of underwriter discounts and commissions, of at least $10 million (or at least 80% of the Registrable Securities of the Investors, if less), and
(ii) in the case of a proposed registration on Form S-3, as is anticipated to result in aggregate offering proceeds to such Investors, net of underwriter discounts and commissions, of at least $500,000 (or at least 80% of the Registrable Securities of the Investors, if less), the Company will notify all of the Holders who would be entitled to notice of a proposed registration under
Section 7.1 above and any other holder of piggyback registration rights of its receipt of such notification from such Investor or Investors. Upon the written request of any such Holder or other holder of the Company's securities delivered to the Company within 20 days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering in which case the rights of such Holders shall be as set forth in Section 7.1 above (in which case the registration shall not count as one of the Investors' permitted demand registrations hereunder), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Holders and any other holders of piggyback registration rights to be registered under the Securities Act in accordance with the terms of this Section 7.2; provided, however, that the number of shares of Registrable Securities of the Holders included in any such offering shall in no event be less than twenty-five percent (25%) of the aggregate number of shares of capital stock to be registered, unless the aggregate number of shares of Registrable Securities the Holders requested in writing to be in such offering is less than twenty-five percent (25%) of the aggregate number of shares of capital stock to be registered. The Company will not be obligated pursuant to this Section 7.2 to effect (i) more than one registration statement on Form S-1 or S-2, and (ii) more than one registration statement on Form S-3 per any twelve-month period. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed 60 days during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company's Board of Directors determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this Section 7.2 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Investors that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly.

      7.3 Registrable Securities. For the purposes of this Section 7, the term "Registrable Securities" shall mean any shares of Common Stock held by a Holder or subject to acquisition by a Holder upon conversion of Convertible Shares, as applicable, including any shares issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that if an Investor owns Convertible Shares, the Investor may exercise its registration rights hereunder by converting the shares to be sold publicly into Common Stock as of the closing of the relevant offering and shall not be required to cause such Convertible Shares to be converted to Common Stock until and unless such Closing occurs, it being understood that the Company shall at the request of the relevant Investor effect the reconversion of Common Stock and any Redeemable Preferred Stock to Convertible Stock if such a conversion occurs notwithstanding the foregoing and a public offering does not close; and provided, further, that any Common Stock that is sold in a registered sale pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder, or that may be sold without restriction as to volume or otherwise pursuant to Rule 144 under the Securities Act (as confirmed by an unqualified opinion of counsel to the Company), shall not be deemed Registrable Securities.

      7.4 Further Obligations of the Company. Whenever the Company is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

              (a) Pay all expenses of such registrations and offerings (exclusive of underwriting discounts and commissions) and the reasonable fees and expenses of not more than one independent counsel for the Holders satisfactory to the Holders;

              (b) Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) diligently to prepare and file with the SEC a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective for at least 120 days (or 60 days in the case of Form S-3) and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary to complete the proposed public offering;

              (c) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its Registrable Securities;

              (d) Enter into any reasonable underwriting agreement required by the proposed underwriter (which underwriter shall be selected by the selling Investors in connection with any registration requested pursuant to Section 7.2(ii)), if any, in such form and containing such terms as are customary; provided, however, that no Holder shall be required to make any representations or warranties or provide any indemnity other than with respect to its title to the Registrable Securities and any written information provided by the Holder to the

Company, and if the underwriter requires that any other representations or warranties be made and that indemnification with respect to such representations and warranties be provided, the Company shall make all such representations and warranties and provide all such indemnities, including, without limitation, in respect of the Company's business, operations and financial information and the disclosures relating thereto in the prospectus;

              (e) Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) to register or qualify the securities covered by said registration statement under the securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business therein;

              (f) Immediately notify each selling Holder, at any time when a prospectus relating to his Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

              (g) Use its best efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

              (h) Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act;

              (i) Obtain and furnish to each selling Holder, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold may reasonably request; and

              (j) Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities under this Section 7.

      7.5 Indemnification; Contribution.

              (a) Incident to any registration statement referred to in this
Section 7, the Company will indemnify and hold harmless each underwriter to the extent requested thereby, each Holder who offers or sells any such Registrable Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners), and directors, officers, employees and agents of any of them (a "Selling Holder"), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Controlling Person"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration; provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Selling Holder expressly for use in such registration statement, such Selling Holder will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder (including its partners (including partners of partners and stockholders of such partners) and directors, officers, employees and agents of any of them, and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence. In no event, however, shall the liability of a Selling Holder for indemnification under this
Section 7.5(a) exceed the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement.

              (b) If the indemnification provided for in Section 7.5(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 7.5, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

              The Company, the Selling Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7.5(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Holder be required to contribute any amount under this Section 7.5(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which are being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

              (c) The amount paid by an indemnifying party or payable to an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7.5 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for in this Section 7.5 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

      7.6 Rule 144 and Rule 144A Requirements. In the event that the Company becomes subject to Section 13 or Section 15(d) of the Exchange Act, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Holder, within 15 days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

      7.7 Transfer of Registration Rights. The registration rights and related obligations under this Section 7 of the Holders with respect to their Registrable Securities may be assigned in connection with any transaction or series of related transactions involving the transfer to one or more transferees of at least 25,000 shares of capital stock of the Company, other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous transfers by Holders), or to any fund managed by or associated with TA Associates, Inc. ("TA Funds"), and upon any such transfer such transferee or TA Fund shall be deemed to be included within the definition of a "Holder" for purposes of this Section 7 with the rights set forth herein. The relevant Holder as the case may be, shall notify the Company at the time of such transfer.

SECTION 8 GENERAL

      8.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of the Company and the Investors (and, for purposes of any amendment to Section 5, the Balberts). Any actions required to be taken or consents, approvals, votes or waivers required or contemplated to be given by the Investors shall require a vote of a two-thirds in interest of the Investors, based on their relative holdings of capital stock of the Company at the relevant time, and any such action by such Investors shall bind all of the Investors.

      8.2 Indemnification from the Company.

              (a) Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold the Investors and their affiliates and their respective direct and indirect partners, members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act (parties receiving the benefit of the indemnification agreement herein shall be referred to collectively as "Indemnified Parties" and individually as an "Indemnified Party") harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs and expenses (including without limitation interest, penalties and any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred, and including any diminution in the value of the Investors' shares) of any kind or nature whatsoever which may be sustained or suffered by any such Indemnified Party, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with (i) any inaccuracy in or breach of any representation or warranty made by the Company or any Shareholder in this Agreement or in any agreement or instrument or other document delivered pursuant to this Agreement, (ii) any breach of any covenant or agreement made by the Company in this Agreement or in any agreement or instrument delivered pursuant to this Agreement or (iii) any third party or governmental action relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Indemnified Party as shareholder, director, agent, representative or controlling person of the Company, including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same may be incurred) arising or alleged to arise under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, including without limitation any such claim alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on (i) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof or (ii) a knowing and willful violation of the federal securities laws by an Indemnified Party, as finally determined by a court of competent jurisdiction.

              (b) If the indemnification provided for in Section 8.2(a) above for any reason is held by a court of competent jurisdiction to be unavailable to a Indemnified Party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

              The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 8.2(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall an Investor be required to contribute any amount under this Section 8.2(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investor or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

              (c) The indemnification and contribution provided for in this
Section 8.2 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, partner, employee, agent or controlling person of the Indemnified Parties.

              (d) The provisions of this Section 8.2 are in addition to and shall supplement those set forth in Section 7.5 which shall apply in the case of the registration and sale of Registrable Securities held by any of the Investors registered pursuant to Section 7 hereof.

              (e) Following the Closing, the Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them following the Closing in connection with their ongoing investment in the Company, including the fees and disbursements of counsel and other professionals. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes, if any, payable or determined to be payable in connection with the execution and delivery of this Agreement and the issuance of securities hereunder.

      8.3 Survival of Representations; Warranties and Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Company, the Shareholders and the Investors made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Investor in connection herewith (a) are material, shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the Closing regardless of any investigation or knowledge on the part of such party or its representatives and (b) shall bind the parties' successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to their transferees of Securities, whether so expressed or not, subject to the provisions of Sections 5.3, 6.2 and 7.7. For purposes of this Agreement, the Company's successors shall include any corporation into which the Company is merged in connection with its reincorporation.

      8.4 Legend on Securities. The Company, the Investors and the Shareholder acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by an Investor or the Shareholder:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

      THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AND SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 30, 1996, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

      8.5 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California (and upon the reincorporation of the Company as contemplated herein, the laws of the state of such reincorporation), without giving effect to conflict of laws principles thereof.

      8.6 Section Headings and Gender. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

      8.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      8.8 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Shareholders, at 20731 Marilla Street, Chatsworth, CA 91311-4408, or at any other address designated by the Company or the Shareholders to the Investors and the Shareholders in writing; if to an Investor, c/o TA Associates, Inc. at its mailing address as shown on Exhibit A hereto, or at any other address designated by TA Associates, Inc. to the Company, the other Investors and the Shareholders in writing.

      8.9 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and shall be entitled to such other remedies as may be available under applicable law. The Company may refuse to recognize any unauthorized transferee as one of its shareholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      8.10 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter of intent between the parties hereto in respect of the transactions contemplated herein, which letter of intent shall be completely superseded by the representations, warranties and covenants of the Company contained herein.

                         [PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                  COMPANY:

                                  NATROL, INC.


                                  By: /s/ ELLIOTT BALBERT
                                     ------------------------------


                                  SHAREHOLDERS:

                                  /s/ ELLIOTT BALBERT
                                  ---------------------------------
                                  Elliott Balbert


                                  /s/ CHERYL BALBERT
                                  ---------------------------------
                                  Cheryl Balbert


                                  With respect to Section 1, Section 2.2(b) and Section 4.8 only


                                  /s/ NORMAN KAHN
                                  ---------------------------------
                                  Norman Kahn

                                  INVESTORS:


                                  ADVENT VII L.P.


                                  By:     TA Associates VI L.P.,
                                            its General Partner


                                  By:     TA Associates, Inc.,
                                            its General Partner

                                  By:              *
                                     -----------------------------


                                  ADVENT ATLANTIC AND
                                  PACIFIC III L.P.

                                  By:   TA Associates AAP III Partners,
                                          its General Partner


                                  By:              *
                                     -----------------------------


                                  ADVENT NEW YORK L.P.

                                  By:   TA Associates VI L.P.,
                                          its General Partner

                                  By:   TA Associates, Inc.,
                                          its General Partner


                                  By:              *
                                     -----------------------------

                                  TA VENTURE INVESTORS L.P.


                                  By:              *
                                     -----------------------------


/s/ P. ANDREWS McLANE
-------------------------------
  P. Andrews McLane, Managing
   Director or Partner

                                                                     Exhibit A


                               List of Investors




                                                   Number of
                                                   shares of
                                                    Shares       Aggregate
Name                                               Purchased      Payment
----                                               ---------      -------
Advent VII L.P.               From the Balberts:   144,717     6,431,866.75
                              From Kahn:             9,426       418,933.34
                              From the Company:     16,857       749,199.91

Advent Atlantic and
 Pacific III L.P.             From the Balberts:    68,537     3,046,088.93
                              From Kahn:             9,426       418,933.34
                              From the Company:        787        34,977.73

Advent New York L.P.          From the Balberts:    10,875       483,333.34
                              From Kahn:             5,438       241,688.89
                              From the Company:        787        34,977.77

TA Venture Investors L.P.     From the Balberts:     1,574        69,955.56
                              From Kahn:               788        35,022.22
                              From the Company:        788        35,022.22

    Total                                          -------      -----------

                                                   270,000      $12,000,000
                                                   =======      ===========


                                   Notices to:

                                   TA Associates, Inc.
                                   High Street Tower, Suite 2500
                                   125 High Street
                                   Boston, MA 02110